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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|X| Soliciting Material Pursuant to ss.240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:





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     This filing relates to a planned merger of LP Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

     The following is a newspaper article published on February 6, 2005 in the St. Louis Post-Dispatch.

Does loss of company HQs hurt St. Louis?
By Eric Heisler
Of the Post-Dispatch

St. Louis lost yet another homegrown corporate headquarters last week with the announced buyout of Pulitzer Inc.

And if the swirling rumors about a buyout of May Department Stores Co. are to be believed, an even larger corporate base could quickly follow Pulitzer out the door.

But while the region's business leaders grit their teeth, they must ponder this question: Job loss aside, does it really matter if a corporation no longer calls your city home?

"I won't say it's unimportant, because psychologically it's very important," said Richard Ward, a principal with Development Strategies, a St. Louis consulting firm. "But companies are constantly merging and acquiring, and we shouldn't lose too much sleep over it."

Ward is among a group of St. Louis business leaders who believe the loss of headquarters from St. Louis has been overblown.

But an opposing view says this: St. Louis has weathered its fair share of blows when it comes to lost headquarters - with the attendant loss of regional leadership, charity, and a lengthy list of intangibles.

"No matter what people say, the philanthropic commitment gets depleted," said John Dubinsky, former president of Mercantile Bank, which is now, after a string of acquisitions, a part of US Bank. "When a headquarters is disbanded, you lose financial contributions and you lose a considerable amount of talent in those executives. For most cities, it's tragic when it happens."

The acquisition of Pulitzer, whose holdings include the Post-Dispatch and the Suburban Journals of Greater St. Louis, and the threatened buyout of retail giant May together bring back a familiar theme that's plagued older industrial U.S. cities like St. Louis. In a world of consolidation, many of these towns have seen the draining of a once strong arsenal of corporate bases.

Even those who downplay the losses agree that when a departing headquarters takes along thousands of jobs and millions in investment, it deals the local economy a serious blow.

The issue is not so crystal clear, however, in cases like Iowa-based Lee Enterprises' acquisition of Pulitzer. In this instance, the headquarters will

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leave St. Louis, but the job loss and drop in local business activity will be minimal, if any. Lee says no layoffs are planned.

This Pulitzer scenario is more common than one might think. When Nestle bought St. Louis-based Ralston Purina Co. in 2001, for example, the region lost a headquarters but actually gained jobs at first.

And when locally based Jefferson-Smurfit acquired Stone of Chicago in 1998, the new corporate headquarters set up shop in the Windy City. But the job losses were actually much more severe in Chicago, and the company's chief executive is in St. Louis today.

Still, even in cases like these, something is lost when a headquarters goes away, some business leaders say.

"What you lose is prestige," said Jim Pennekamp, executive director of the Leadership Council Southwestern Illinois. "You lose a lot of intangibles."

In particular, Dubinsky said, arts organizations and nonprofit groups take a hit, because companies are more likely to donate to groups in their hometown. The pool of executives to sit on leadership boards tends to contract, too, he said.

Further, when a headquarters isn't just down the road, that company is more likely to also close plants and back-office operations that are left behind, business leaders say.

"It just lessens that local tie," said Don Phares, an economist at the University of Missouri at St. Louis. "It can start with a corporate headquarters and then move beyond to cutting production or distribution. If the corporate headquarters and the family are still here, that becomes less likely."

In the case of Pulitzer, President and Chief Executive Robert C. Woodworth sits on a list of local boards, including the United Way of Greater St. Louis and The Muny. It would be hard for Mary Junck, Lee's chief executive, to do that from Davenport, Iowa.

With May, there's much more at stake. For one, the company has kept open its flagship Famous-Barr store long after most cities have bid goodbye to downtown department stores. The store serves as an anchor to downtown St. Louis and might be in jeopardy if May were acquired.

St. Louis has seen a drop in Fortune 500 headquarters from 11 in 2000 to eight last year. These sorts of numbers can be misleading, however, said Richard Fleming, president of the St. Louis Regional Chamber & Growth Association.

For example, St. Louis had apparently lost a headquarters in 2001 and gained one back in 2004, according to figures. But that happened as Monsanto went from an independent company to a subsidiary and then back to an independent.

Fleming also said he believes that St. Louis has fared better than many of its peers when it comes to keeping corporate headquarters. He emphasized that Olin Corp. recently moved its headquarters to Clayton from Connecticut.

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"Over time, I'd say St. Louis has fared reasonably well," he said. Besides, he said, the headquarters game doesn't tell the entire story about an economy.

"Sometimes, you can even lose a headquarters and gain economic activity," he said, citing the Ralston Purina example.

Still, most business leaders believe that a May buyout could have a major impact on the region.

If Federated Department Stores Inc. were to buy the St. Louis department store operator, the corporate headquarters could move to Cincinnati.

Along with the potential closing of the landmark Famous-Barr, an acquisition would empty out prominent office space downtown and lower the city's Fortune 500 count. And it would be a high-profile blow, given May's stature as a company in a highly visible industry.

Even Ward, who is skeptical about the cost of a lost headquarters, said he's concerned about the fallout from an acquisition of May.

"We'll have a lot of angst if we lose May," he said.

Reporter Eric Heisler
E-mail: eheisler@post-dispatch.com
Phone: 314-340-8183


ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

     STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

     Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.